Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

April 16, 2024

Jefferies Financial Group Inc.
520 Madison Avenue
New York, NY 10022
Re:	Jefferies Financial Group Inc.
Ladies and Gentlemen:
We refer to the registration statement on Form S-3, File No. 333-271881  (the “Registration Statement”), filed by Jefferies Financial Group Inc., a New York corporation (the “Issuer”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Issuer is issuing $1,500,000,000 aggregate principal amount of its 6.200% Senior Notes due 2034 (the “Securities”). The Securities are being issued under an indenture, dated as of October 18, 2013 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by Supplemental Indenture No. 4, dated as of April 16, 2024, between the Issuer and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Securities are to be issued and sold by the Issuer pursuant to a purchase agreement dated April 11, 2024 (the “Purchase Agreement”), between the Issuer and the Underwriters named therein.
We have examined the Registration Statement, the Indenture, the Purchase Agreement, the Securities in global form and the resolutions adopted by the board of directors of the Issuer relating to the Registration Statement, the Indenture and the issuance of the Securities. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Issuer and other documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Issuer.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Jefferies Financial Group Inc.
April 16, 2024

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Issuer when the Securities are duly executed by duly authorized officers of the Issuer and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Purchase Agreement.
Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York), as in effect on the date hereof. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Sidley Austin LLP